EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release September 19, 2006	Contact:	Richard J. DeVries, President & CEO Melissa Covell, Corporate Secretary Ph: (517) 266-5035 mcovell@bankoflenawee.com

Bank of Lenawee Announces Plan to Open Three New Branches

Adrian, MI: Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, is pleased to announce its plan to open three new branches in 2007 and 2008.

The first new branch, slated to open in January of 2007, will be located in Hillsdale, Michigan. The other two branches will be built in Tecumseh and Adrian, Michigan and are anticipated to open in the summer of 2007 and spring of 2008, respectively. Bank of Lenawee currently has a network of seven facilities with offices in Lenawee and Hillsdale Counties.

"We are extremely excited to announce our plans for future growth and service expansion in the Lenawee County and Hillsdale County areas," said Richard J. DeVries, President & CEO of Pavilion Bancorp and Bank of Lenawee. "This is all part of a master plan to expand our presence in the markets we serve."

The Bank has selected a site on West Chicago Boulevard (between Pamida and the Tecumseh Inn) as the site for its second Tecumseh branch. The Bank's first Tecumseh branch is located at 501 East Chicago Boulevard.

Bank of Lenawee has also signed a purchase agreement to acquire the land at the corner of US223 and Treat Highway, adjacent to Kohl's department store, on which to build its fourth facility in Adrian.

In Hillsdale County, the Bank has selected a site located at 8 Carleton Road in the City of Hillsdale for its new Hillsdale office. The Bank currently has one existing branch in Hillsdale County in the Village of Waldron.

"We look forward to sharing the details of our new branches with the communities of Lenawee and Hillsdale Counties," said DeVries. "Our new branch facilities will provide additional conveniences to our existing and future customers, while enabling us to further our strong commitment to the communities that we serve and support."

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Ferris, Baker and Watts of Dublin, Ohio, is the primary market maker in the stock. Investor relations information is available at pavilionbancorp.com.

This press release contains certain forward-looking statements that involve risks and uncertainties. Any statements in this press release that are not historical facts are forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, difficulties the company could encounter in starting the branches as well as economic and competitive factors affecting the company's operations and markets. Readers are cautioned not to place undue reliance on these forward-looking statements.